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                                                                   EXHIBIT 10.23
March 7, 1997


Mr. John C. Batterton
52 Parkside Lane
Rochester, New York 14612

Subject: Termination Agreement

Dear John:

As the President and CEO of CalComp Technology, Inc. the Board of Directors extends to you the following termination agreement in the event you are involuntary terminated from the company:

     . This agreement will be for a period of 36 months beginning with your first day of employment.

     . If you are involuntarily terminated any time during this 36 month period, you will be eligible for a lump-sum severance payment equal to you annualized base salary at the time of your termination of employment, in no case less than $250,000.

     . You will also be eligible for a lump-sum cash payment, if applicable, for any vacation earned but not taken through your last day of employment.

     . These termination agreement benefits will be forfeited if you should voluntarily resign or are terminated for cause.

     . When these benefits become payable, standard exit and release documents must also be executed. These documents are required whenever severance is offered in excess of the normal severance policy.

If there are any questions I can answer regarding these benefits, please feel free to contact me at any time.

Sincerely,

/s/ TERRY F. POWELL
Terry F. Powell
Chairman, Compensation Committee
CalComp Technology, Inc.
Board of Directors.

ACCEPTED:

/s/ JOHN C. BATTERTON  3/11/97
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John C. Batterton